Exhibit 99.1

Actuant Reports Improved Third Quarter Results; Raises Fiscal 2011 Guidance and Provides Initial Fiscal 2012 Outlook

MILWAUKEE--(BUSINESS WIRE)--June 16, 2011--Actuant Corporation (NYSE: ATU) today announced results for its third quarter ended May 31, 2011.

Highlights

  A 46% increase in diluted earnings per share from continuing operations (“EPS”) to $0.51, compared to $0.35 in the prior year quarter (excluding prior year restructuring and tax items - see attached reconciliation of earnings.)
  Core sales growth in all four segments, resulting in a consolidated 14% year-over-year increase in core revenue (total sales less the impact of acquisitions, divestitures and foreign currency rate changes).
  Year-over-year operating profit margin expansion of 140 basis points, excluding prior year restructuring costs.
  Strong cash flow from operations totaling $75 million, putting the Company on track for delivering its full year cash flow target.
  Completed the previously announced acquisition of Weasler Engineering, Inc. (“Weasler”) after quarter end, strengthening the Engineered Solutions segment.
  Introduced fiscal 2012 sales and EPS outlook of $1.60-$1.65 billion and $1.80-$2.00, respectively.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “Actuant is executing well and delivering terrific results, including another quarter of double digit organic sales growth, margin expansion, higher than expected EPS and healthy cash flow. We reported year-over-year core sales growth in all four segments, with sequential increases in three of the four segments and in excess of 20% year-over-year core growth in both Industrial and Energy. Incremental profits on the higher sales led to year-over-year operating margin expansion of 140 basis points and EPS above the top of our guidance range. We generated robust free cash flow and consistent with our business model, deployed it in growth investments, including the acquisition of Weasler just after quarter-end. It was a strong performance quarter by all measures and we expect that momentum to continue into our fourth quarter and next fiscal year.”

Consolidated Results from Continuing Operations

Consolidated sales for the third quarter were $393 million, 27% higher than the comparable prior year quarter. Core sales increased 14% with acquisitions contributing an additional 9% and the weaker U.S. dollar 4%. Earnings and EPS from continuing operations were $38.4 million and $0.51, respectively, compared to $28.3 million and $0.39 in the comparable prior year quarter. Results for the third quarter of fiscal 2010 included pre-tax restructuring costs as well as net income tax adjustments. Excluding these items, fiscal 2011 third quarter EPS from continuing operations of $0.51 was 46% higher than the $0.35 in the prior year. (See attached reconciliation of earnings.)

Sales for the nine months ended May 31, 2011 were $1,042 million, 23% higher than the $850 million in the comparable prior year period. Excluding the impact of the weaker US dollar (+1%) and acquisitions (+8%), year-to-date core sales increased 14%. Earnings and EPS from continuing operations for the nine months ended May 31, 2011 were $87.2 million, or $1.17 per diluted share, compared to $49.4 million, or $0.69 per diluted share for the comparable prior year period. Year-to-date fiscal 2010 results included pre-tax restructuring costs as well as net income tax adjustments. Excluding these items, current year-to-date EPS of $1.17 was 52% higher than the $0.77 for the comparable prior year period. (See attached reconciliation of earnings.)

Discontinued Operations

Discontinued operations represent the results for the European Electrical business for all periods presented. The $2.0 million ($0.02 per diluted share) third quarter loss primarily reflects post closing adjustments on the European Electrical business sale that took place in the second fiscal quarter.

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2011	2010	2011	2010
Sales	$107.8	$79.7	$284.1	$214.3
Operating Profit	$29.5	$20.4	$69.9	$45.0
Adjusted Operating Profit(1)	$29.5	$20.7	$69.9	$50.4
Adjusted Operating Profit %(1)	27.4%	26.0%	24.6%	23.5%

(1) Excludes restructuring costs of $0.3 million and $5.4 million for the three and nine months ended May 31, 2010.

Third quarter fiscal 2011 Industrial segment sales were $108 million, 35% higher than the prior year. Excluding foreign currency rate changes (+4%), and the benefit of the Integrated Solutions (IS) acquisitions (+8%), Industrial segment core sales increased 23%. This compares to year-over-year second quarter core sales growth of 15%. The accelerated year-over-year growth rate was driven by robust global demand across nearly all served markets, the introduction of new products and a focus on higher growth vertical markets. Adjusted operating profit margins also increased sequentially and year-over-year due to incremental volumes and favorable mix.

Energy Segment (US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2011	2010	2011	2010
Sales	$78.0	$56.6	$210.3	$174.6
Operating Profit	$13.5	$7.2	$32.2	$22.5
Adjusted Operating Profit(2)	$13.5	$7.3	$32.2	$24.4
Adjusted Operating Profit %(2)	17.4%	12.9%	15.3%	14.0%

(2) Excludes restructuring costs of $0.1 million and $1.9 million for the three and nine months ended May 31, 2010.

Fiscal 2011 third quarter year-over-year Energy segment sales increased 38% to $78 million. Excluding the 9% contribution from acquisitions and 7% from foreign currency rate changes, core sales increased 22% due primarily to higher activity levels across virtually all of the segment’s primary markets, reflecting increased capital and maintenance related spending globally. Current year third quarter adjusted operating profit margins improved 450 basis points year-over-year due to operating leverage on the higher volumes.

Electrical Segment (US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2011	2010	2011	2010
Sales	$80.3	$62.0	$205.9	$171.0
Operating Profit	$5.5	$6.8	$14.2	$13.4
Adjusted Operating Profit(3)	$5.5	$7.3	$14.2	$16.9
Adjusted Operating Profit %(3)	6.8%	11.8%	6.9%	9.9%

(3) Excludes restructuring costs of $0.5 million and $3.5 million for the three and nine months ended May 31, 2010.

Electrical segment fiscal 2011 third quarter sales were $80 million, 30% higher than the comparable prior year quarter. Excluding foreign currency rate changes (+1%) and the Mastervolt acquisition (+26%), core sales increased 3%, with growth in the North American marine, utility and OEM markets. Results from Mastervolt, which was acquired in December 2010, reflect marine market sales in line with expectations but weaker than expected solar inverter product sales due to European feed-in-tariff reductions and high channel inventory levels. Third quarter adjusted operating profit and margins were adversely impacted on a segment level basis due to solar market weakness which is expected to continue into the fourth fiscal quarter.

Engineered Solutions Segment (US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2011	2010	2011	2010
Sales	$126.7	$111.7	$341.6	$290.3
Operating Profit	$20.0	$13.2	$47.2	$22.2
Adjusted Operating Profit(4)	$20.0	$13.6	$47.2	$25.0
Adjusted Operating Profit %(4)	15.8%	12.1%	13.8%	8.6%

(4) Excludes restructuring costs of $0.4 million and $2.8 million for the three and nine months ended May 31, 2010.

Third quarter fiscal 2011 Engineered Solutions segment sales increased 13% from the prior year to $127 million. Excluding the impact of the weaker U.S. dollar (+4%), year-over-year core sales grew 9%. This increase reflects strong demand from the global heavy-duty truck, agriculture, construction equipment and defense markets. As expected, year-over-year segment sales growth moderated sequentially, reflecting more difficult prior year comparisons and a decline in convertible top actuation revenues due to the anniversary of prior year new vehicle launches. Third quarter adjusted operating margins increased 370 basis points year-over-year due to margin leverage on the higher volumes and operational improvements.

Corporate

Corporate expenses for the third quarter of fiscal 2011 were $10.5 million. The approximate $3 million year-over-year increase results from training expenditures, growth and innovation initiative spending and provisions for idle facility holding costs.

Financial Position

Net debt at May 31, 2011 was $399 million (total debt of $467 million less $68 million of cash), a decrease of $69 million from the beginning of the quarter as the Company’s strong third quarter free cash flow was used to reduce revolver borrowings. In early June 2011, the Company deployed approximately $155 million of capital to fund the Weasler acquisition. Total quarter-end availability under the Company’s $600 million revolver, including the Weasler acquisition, was approximately $445 million at May 31, 2011.

Outlook

Arzbaecher continued, “Through the first nine months of fiscal 2011, Actuant has delivered strong financial results while simultaneously investing for future growth. We expect this momentum to continue into the fourth quarter and fiscal 2012. Given our strong third quarter results and the acquisition of Weasler, we have increased our full year fiscal 2011 sales guidance to $1.43-$1.44 billion. Our expectation is that Weasler will be EPS neutral in the fourth fiscal quarter due to one-time transaction costs and purchase accounting charges. However, we have raised our full year EPS guidance to $1.60-$1.65 to take into account current business momentum, including higher than expected third quarter earnings. We continue to forecast free cash flow in the $140-$150 million range for the fiscal year.

Based on our evaluation of both broad economic indicators and Actuant’s current business trends, we anticipate our businesses will continue to expand in fiscal 2012, but at a moderating growth rate as the year progresses. On a consolidated basis, we expect core growth in the range of 5%-8% for the full year with our later cycle energy and infrastructure end markets showing the most growth. The fiscal 2011 Mastervolt and Weasler acquisitions will also contribute to fiscal 2012 growth. Excluding future acquisitions, we are projecting fiscal 2012 EPS of $1.80-$2.00 on sales of approximately $1.60-$1.65 billion. Projected free cash flow for fiscal 2012 is $155-$165 million.

We remain committed to executing our proven business model which has rewarded shareholders, employees and stakeholders over the past decade with a strong track record of sales, earnings and cash flow growth.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, June 16, 2011. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	May 31,	August 31,
	2011	2010

ASSETS
Current assets
Cash and cash equivalents	$68,299	$40,222
Accounts receivable, net	233,620	185,693
Inventories, net	213,265	146,154
Deferred income taxes	33,011	30,701
Other current assets	25,144	12,578
Current assets of discontinued operations	-	44,802
Total current assets	573,339	460,150

Property, plant and equipment, net	110,769	108,382
Goodwill	812,095	704,889
Other intangible assets, net	419,395	336,978
Other long-term assets	13,617	11,304

Total assets	$1,929,215	$1,621,703

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$-	$-
Trade accounts payable	172,252	130,051
Accrued compensation and benefits	55,840	53,212
Current maturities of long-term debt	1,250	-
Income taxes payable	58,749	50,318
Other current liabilities	75,852	74,561
Current liabilities of discontinued operations	-	37,695
Total current liabilities	363,943	345,837

Long-term debt	465,966	367,380
Deferred income taxes	131,881	110,230
Pension and postretirement benefit accruals	27,723	28,072
Other long-term liabilities	61,839	30,463

Shareholders' equity
Capital stock	13,724	13,610
Additional paid-in capital	(157,290)	(175,157)
Retained earnings	1,038,558	968,373
Accumulated other comprehensive loss	(17,129)	(67,105)
Stock held in trust	(2,081)	(1,934)
Deferred compensation liability	2,081	1,934
Total shareholders' equity	877,863	739,721

Total liabilities and shareholders' equity	$1,929,215	$1,621,703

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2011	2010	2011	2010

Net sales	$392,777	$310,068	$1,041,887	$850,146
Cost of products sold	238,739	193,882	640,969	537,474
Gross profit	154,038	116,186	400,918	312,672

Selling, administrative and engineering expenses	89,166	70,806	244,453	212,421
Amortization of intangible assets	6,871	5,285	19,846	16,071
Operating profit	58,001	40,095	136,619	84,180

Financing costs, net	7,850	7,782	23,640	24,115
Other expense (income), net	331	314	1,276	362
Earnings from continuing operations before income tax expense	49,820	31,999	111,703	59,703

Income tax expense	11,460	3,706	24,540	10,255
Earnings from continuing operations	38,360	28,293	87,163	49,448
Loss from discontinued operations, net of income taxes	(2,002)	(6,458)	(16,986)	(8,602)
Net earnings	$36,358	$21,835	$70,177	$40,846

Earnings from continuing operations per share
Basic	$0.56	$0.42	$1.28	$0.73
Diluted	0.51	0.39	1.17	0.69

Earnings per share
Basic	$0.53	$0.32	$1.03	$0.60
Diluted	0.49	0.30	0.95	0.57

Weighted average common shares outstanding
Basic	68,354	67,642	68,208	67,593
Diluted	75,571	74,389	75,314	74,156

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2011	2010	2011	2010

Operating Activities
Net earnings	$36,358	$21,835	$70,177	$40,846
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Depreciation and amortization	12,959	12,064	38,143	39,079
Net loss (gain) on disposal of businesses	2,002	-	15,744	(334)
Stock-based compensation expense	3,280	2,146	8,093	6,044
Provision (benefit) for deferred income taxes	(908)	155	(2,298)	682
Amortization of debt discount and debt issuance costs	495	1,005	2,409	2,964
Other non-cash adjustments	28	(295)	(18)	(707)
Changes in components of working capital and other:
Accounts receivable	(18,726)	(16,592)	(27,752)	(28,555)
Expiration of accounts receivable securitization program	-	-	-	(37,106)
Inventories	(13,964)	1,460	(39,533)	(3,899)
Prepaid expenses and other assets	1,939	84	5,989	2,372
Trade accounts payable	24,704	12,591	18,400	24,680
Income taxes payable	1,634	5,701	6,904	9,235
Accrued compensation and benefits	10,065	8,701	646	16,994
Other accrued liabilities	14,936	2,835	(1,806)	(2,721)
Net cash provided by operating activities	74,802	51,690	95,098	69,574

Investing Activities
Proceeds from sale of property, plant and equipment	93	390	359	1,073
Proceeds from sale of businesses, net of transaction costs	-	-	3,463	7,516
Capital expenditures	(6,552)	(6,437)	(14,843)	(13,213)
Business acquisitions, net of cash acquired	(1,514)	(27,248)	(160,047)	(29,248)
Net cash used in investing activities	(7,973)	(33,295)	(171,068)	(33,872)

Financing Activities
Net borrowings (repayments) on revolving credit facilities	(41,155)	(11,579)	14	182
Issuance of term loan	-	-	100,000	-
Repurchases of 2% Convertible Notes	-	-	(34)	(22,894)
Debt issuance costs	-	-	(5,197)	-
Stock option exercises and related tax benefits	472	682	7,285	1,692
Cash dividend	-	-	(2,716)	(2,702)
Net cash provided by (used in) financing activities	(40,683)	(10,897)	99,352	(23,722)

Effect of exchange rate changes on cash	1,753	(927)	4,695	(1,084)
Net increase in cash and cash equivalents	27,899	6,571	28,077	10,896
Cash and cash equivalents - beginning of period	40,400	15,710	40,222	11,385
Cash and cash equivalents - end of period	$68,299	$22,281	$68,299	$22,281

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2010 (1)					FISCAL 2011 (1)
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$65,308	$69,235	$79,744	$85,696	$299,983	$87,392	$88,935	$107,759		$284,086
ENERGY SEGMENT	64,065	53,862	56,645	61,151	235,723	70,743	61,587	78,002		210,332
ELECTRICAL SEGMENT	54,065	54,927	61,967	62,743	233,702	55,396	70,176	80,329		205,901
ENGINEERED SOLUTIONS SEGMENT	89,202	89,414	111,712	100,772	391,100	104,881	110,000	126,687		341,568
TOTAL	$272,640	$267,438	$310,068	$310,362	$1,160,508	$318,412	$330,698	$392,777	$-	$1,041,887

% SALES GROWTH
INDUSTRIAL SEGMENT	-28%	-3%	27%	39%	5%	34%	28%	35%		33%
ENERGY SEGMENT	-13%	-10%	-9%	-4%	-9%	10%	14%	38%		20%
ELECTRICAL SEGMENT	-20%	-8%	10%	7%	-3%	2%	28%	30%		20%
ENGINEERED SOLUTIONS SEGMENT	-14%	23%	46%	31%	19%	18%	23%	13%		18%
TOTAL	-19%	1%	20%	19%	4%	17%	24%	27%		23%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$13,854	$15,847	$20,703	$21,778	$72,182	$20,187	$20,149	$29,517		$69,853
ENERGY SEGMENT	11,502	5,615	7,326	8,283	32,726	11,858	6,792	13,545		32,195
ELECTRICAL SEGMENT	4,073	5,539	7,309	7,446	24,367	3,760	4,945	5,462		14,167
ENGINEERED SOLUTIONS SEGMENT	5,481	6,007	13,554	10,242	35,284	13,802	13,425	19,977		47,204
CORPORATE / GENERAL	(5,471)	(5,561)	(7,351)	(7,710)	(26,093)	(8,035)	(8,265)	(10,500)		(26,800)
TOTAL - EXCLUDING RESTRUCTURING CHARGES	$29,439	$27,447	$41,541	$40,039	$138,466	$41,572	$37,046	$58,001	$-	$136,619
RESTRUCTURING CHARGES	(2,831)	(9,968)	(1,448)	(2,447)	(16,694)	-	-	-		-
TOTAL	$26,608	$17,479	$40,093	$37,592	$121,772	$41,572	$37,046	$58,001	$-	$136,619

OPERATING PROFIT %
INDUSTRIAL SEGMENT	21.2%	22.9%	26.0%	25.4%	24.1%	23.1%	22.7%	27.4%		24.6%
ENERGY SEGMENT	18.0%	10.4%	12.9%	13.5%	13.9%	16.8%	11.0%	17.4%		15.3%
ELECTRICAL SEGMENT	7.5%	10.1%	11.8%	11.9%	10.4%	6.8%	7.0%	6.8%		6.9%
ENGINEERED SOLUTIONS SEGMENT	6.1%	6.7%	12.1%	10.2%	9.0%	13.2%	12.2%	15.8%		13.8%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGES	10.8%	10.3%	13.4%	12.9%	11.9%	13.1%	11.2%	14.8%		13.1%

EBITDA
INDUSTRIAL SEGMENT	$15,633	$16,639	$21,632	$24,268	$78,172	$22,449	$22,245	$31,227		$75,921
ENERGY SEGMENT	15,493	10,072	11,353	11,731	48,649	15,745	10,475	16,778		42,998
ELECTRICAL SEGMENT	5,675	6,988	8,632	8,876	30,171	5,067	8,075	8,208		21,350
ENGINEERED SOLUTIONS SEGMENT	8,981	10,168	17,373	14,379	50,901	17,184	16,346	23,878		57,408
CORPORATE / GENERAL	(4,771)	(4,339)	(6,542)	(7,252)	(22,904)	(7,161)	(7,709)	(9,462)		(24,332)
TOTAL - EXCLUDING RESTRUCTURING CHARGES	$41,011	$39,528	$52,448	$52,002	$184,989	$53,284	$49,432	$70,629	$-	$173,345
RESTRUCTURING CHARGES	(2,831)	(9,968)	(1,448)	(2,447)	(16,694)	-	-	-		-
TOTAL	$38,180	$29,560	$51,000	$49,555	$168,295	$53,284	$49,432	$70,629	$-	$173,345

EBITDA %
INDUSTRIAL SEGMENT	23.9%	24.0%	27.1%	28.3%	26.1%	25.7%	25.0%	29.0%		26.7%
ENERGY SEGMENT	24.2%	18.7%	20.0%	19.2%	20.6%	22.3%	17.0%	21.5%		20.4%
ELECTRICAL SEGMENT	10.5%	12.7%	13.9%	14.1%	12.9%	9.1%	11.5%	10.2%		10.4%
ENGINEERED SOLUTIONS SEGMENT	10.1%	11.4%	15.6%	14.3%	13.0%	16.4%	14.9%	18.8%		16.8%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGES	15.0%	14.8%	16.9%	16.8%	15.9%	16.7%	14.9%	18.0%		16.6%

ACTUANT CORPORATION
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)
	FISCAL 2010 (1)					FISCAL 2011 (1)
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
OPERATING PROFIT (LOSS), EXCLUDING RESTRUCTURING CHARGES

INDUSTRIAL SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$13,676	$10,937	$20,374	$21,357	$66,344	$20,187	$20,149	$29,517		$69,853
RESTRUCTURING CHARGES	178	4,910	329	421	5,838	-	-	-		-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$13,854	$15,847	$20,703	$21,778	$72,182	$20,187	$20,149	$29,517	$-	$69,853

ENERGY SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$11,359	$3,922	$7,203	$8,218	$30,702	$11,858	$6,792	$13,545		$32,195
RESTRUCTURING CHARGES	143	1,693	123	65	2,024	-	-	-		-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$11,502	$5,615	$7,326	$8,283	$32,726	$11,858	$6,792	$13,545	$-	$32,195

ELECTRICAL SEGMENT
OPERATING PROFIT (GAAP MEASURE)	$2,186	$4,373	$6,775	$6,519	$19,853	$3,760	$4,945	$5,462		$14,167
RESTRUCTURING CHARGES	1,887	1,166	534	927	4,514	-	-	-		-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$4,073	$5,539	$7,309	$7,446	$24,367	$3,760	$4,945	$5,462	$-	$14,167

ENGINEERED SOLUTIONS
OPERATING PROFIT (GAAP MEASURE)	$5,053	$3,995	$13,170	$9,463	$31,681	$13,802	$13,425	$19,977		$47,204
RESTRUCTURING CHARGES	428	2,012	384	779	3,603	-	-	-		-
ADJUSTED OPERATING PROFIT (NON-GAAP MEASURE)	$5,481	$6,007	$13,554	$10,242	$35,284	$13,802	$13,425	$19,977	$-	$47,204

CORPORATE
OPERATING LOSS (GAAP MEASURE)	$(5,666)	$(5,748)	$(7,429)	$(7,965)	$(26,808)	$(8,035)	$(8,265)	$(10,500)		$(26,800)
RESTRUCTURING CHARGES	195	187	78	255	715	-	-	-		-
ADJUSTED OPERATING LOSS (NON-GAAP MEASURE)	$(5,471)	$(5,561)	$(7,351)	$(7,710)	$(26,093)	$(8,035)	$(8,265)	$(10,500)	$-	$(26,800)

NET EARNINGS (LOSS), EXCLUDING RESTRUCTURING CHARGES,
INCOME TAX ADJUSTMENTS AND DISCONTINUED OPERATIONS (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$11,854	$7,157	$21,835	$(16,814)	$24,031	$25,890	$7,929	$36,358		$70,177
RESTRUCTURING CHARGES, NET OF INCOME TAX	1,804	6,863	1,069	1,938	11,674	-	-	-		-
INCOME TAX ADJUSTMENTS	-	-	632	-	632	-	-	-		-
DISCONTINUED OPERATIONS, NET OF INCOME TAX	1,406	738	1,853	37,723	41,720	771	14,213	2,002		16,986
	$15,064	$14,758	$25,389	$22,847	$78,057	$26,661	$22,142	$38,360	$-	$87,163

DILUTED EARNINGS (LOSS) PER SHARE, EXCLUDING RESTRUCTURING
CHARGES, INCOME TAX ADJUSTMENTS, AND DISCONTINUED
OPERATIONS (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$0.17	$0.10	$0.30	$(0.22)	$0.35	$0.35	$0.11	$0.49		$0.95
RESTRUCTURING CHARGES, NET OF INCOME TAX	0.02	0.10	0.01	0.02	0.16	-	-	-		-
INCOME TAX ADJUSTMENTS	-	-	0.01	-	0.01	-	-	-		-
DISCONTINUED OPERATIONS, NET OF INCOME TAX	0.02	0.01	0.03	0.51	0.56	0.01	0.19	0.02		0.22
TOTAL (NON-GAAP MEASURE)	$0.21	$0.21	$0.35	$0.31	$1.08	$0.36	$0.30	$0.51	$-	$1.17

EBITDA (3)
NET EARNINGS (LOSS) (GAAP MEASURE)	$11,854	$7,157	$21,835	$(16,814)	$24,031	$25,890	$7,929	$36,358		$70,177
FINANCING COSTS, NET	8,538	7,798	7,779	7,744	31,859	7,552	8,238	7,850		23,640
INCOME TAX EXPENSE	4,529	2,020	3,706	8,590	18,846	6,911	6,169	11,460		24,540
DEPRECIATION & AMORTIZATION	11,853	11,847	11,222	12,312	47,234	12,160	12,883	12,959		38,002
DISCONTINUED OPERATIONS, NET OF INCOME TAX	1,406	738	6,458	37,723	46,325	771	14,213	2,002		16,986
EBITDA (NON-GAAP MEASURE)	$38,180	$29,560	$51,000	$49,555	$168,295	$53,284	$49,432	$70,629	$-	$173,345
RESTRUCTURING CHARGES	2,831	9,968	1,448	2,447	16,694	-	-	-		-
EBITDA (NON-GAAP MEASURE) - EXCLUDING DISCONTINUED
OPERATIONS AND RESTRUCTURING CHARGES	$41,011	$39,528	$52,448	$52,002	$184,989	$53,284	$49,432	$70,629	$-	$173,345

ACTUANT CORPORATION
FOOTNOTES FOR SUPPLEMENTAL UNAUDITED DATA AND RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
	(Dollars in thousands, except for per share amounts)

FOOTNOTES

NOTE: The total of the individual quarters may not equal the annual total due to rounding.

(1)

As a result of the global economic downturn in 2009, the Company implemented various restructuring initiatives aimed at reducing its cost structure and improving operational performance.  These restructuring actions were substantially completed at August 31, 2010.  Fiscal 2011 first, second and third quarter operating results include $461, $359 and $862 of restructuring charges, respectively, which are included in segment operating profit, EBITDA and earnings per share, as the amounts are not significant.  However, fiscal 2010 operating profit, EBITDA and earnings per share amounts exclude restructuring charges for comparability purposes.

	A summary of restructuring charges included in cost of products sold is as follows:
		FISCAL 2010					FISCAL 2011
		Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL

	Restructuring - cost of products sold	$54	$692	$92	$259	$1,097	$-	$-	$-	$-	$-

(2)

Net earnings and diluted earnings per share excluding restructuring charges (2010 only), income tax adjustments and discontinued operations represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes.  These measures should not be considered as an alternative to net earnings or diluted earnings per share as an indicator of the Company's operating performance.  However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies.  The total of the individual components may not equal due to rounding.

(3)

EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization and discontinued operations.  EBITDA is not a calculation based upon generally accepted accounting principles (GAAP).  The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Actuant has presented EBITDA because it regularly reviews this as a measure of the company's ability to incur and service debt.  In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them.  However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.  The total of the individual quarters may not equal the annual total due to rounding.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562